                                                                    EXHIBIT 12.1

ENTERCOM COMMUNICATIONS CORP.

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends


                                                           Fiscal Year Ended                  Fiscal Year Ended
                                                             September 30,                      December 31,
                                                        -----------------------   ----------------------------------------
                                                           1997        1998          1999           2000          2001
                                                        -----------  ----------   ------------  -------------  -----------
FIXED CHARGES:
Interest expense                                          $ 11,388    $ 14,663       $ 11,182       $ 37,760     $ 27,583
Interest expense on TIDES                                        -           -          1,845          7,813        7,813
Amortization of deferred financing costs                       592         453            320            859          865
Rental expense interest factor (1)                             660         840          1,249          2,083        2,374
                                                        -----------  ----------   ------------  -------------  -----------
Total fixed charges                                       $ 12,640    $ 15,956       $ 14,596       $ 48,515     $ 38,635
                                                        ===========  ==========   ============  =============  ===========

EARNINGS:
Income before income taxes, extraordinary items
   and accounting changes                                 $177,259     $ 9,892       $ 40,954       $ 79,050     $ 30,028
Loss on equity investment                                        -           -              -          1,100        4,706
Fixed charges                                               12,640      15,956         14,596         48,515       38,635
                                                        -----------  ----------   ------------  -------------  -----------
Total earnings                                            $189,899    $ 25,848       $ 55,550      $ 128,665     $ 73,369
                                                        ===========  ==========   ============  =============  ===========

RATIO OF EARNINGS TO FIXED CHARGES:
Earnings                                                  $189,899    $ 25,848       $ 55,550      $ 128,665     $ 73,369
Fixed charges                                               12,640      15,956         14,596         48,515       38,635
Ratio                                                        15.02        1.62           3.81           2.65         1.90

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS:
Earnings                                                  $189,899    $ 25,848       $ 55,550      $ 128,665     $ 73,369
Fixed charges                                             $ 12,640    $ 15,956       $ 14,596      $  48,515     $ 38,635
Preferred stock dividends                                 $      -    $      -       $      -      $       -     $      -
Ratio                                                        15.02        1.62           3.81           2.65         1.90


(1) Represents the component of rent expense believed by Management to be representative of the interest factor (one-third of rent expense).